EXHIBIT 99.1

BT Brands, Inc. Announces Its Merger Partner, Aero Velocity, Has Entered into Strategic

Partnership with AC Future to Develop Advanced Mobile Drone Launch Technologies for the U.S. Military

Collaboration Advances Next-Generation Mobile UAS Launch and Recovery Capabilities for Defense and Public-Sector Applications

MINNETONKA, Minn. — April 14, 2026 — BT Brands, Inc. (Nasdaq: BTBD) (“BT Brands” or the “Company”) today announced that its proposed merger partner, Aero Velocity Inc. (“Aero Velocity”), has entered into a strategic partnership with AC Future, Inc. (“AC Future”) to jointly develop a Mobile Drone Launch Vehicle (“MDLV”) platform for U.S. military and public-sector applications.

The announcement was made in conjunction with TEVCON in San Diego, California. The partnership brings together Aero Velocity’s expertise in unmanned aerial systems (UAS), ISR operations, and defense-focused drone technologies with AC Future’s advanced mobility and smart platform engineering capabilities.

Addressing a Critical Defense Need

Modern military operations increasingly require rapidly deployable, flexible unmanned aerial capabilities in contested and infrastructure-limited environments. Existing drone launch systems are often fixed-site and resource-intensive, limiting operational agility.

The MDLV platform is designed to address these constraints by providing a fully mobile, self-contained drone launch, recovery, and command platform capable of operating in austere and communications-degraded environments.

The system is expected to support a range of mission profiles, including intelligence, surveillance, and reconnaissance (ISR), electronic warfare, logistics resupply, and defense and emergency response applications.

Integrated Platform Development

Under the partnership, Aero Velocity and AC Future intend to integrate their respective technologies into a unified system architecture. Planned capabilities include:

- Ruggedized, all-terrain mobile vehicle platform with autonomous and remote operation capabilities

- Multi-UAS launch, recovery, and onboard storage systems

- Onboard power generation and management for sustained field operations

- Secure command-and-control (C2) and communications systems designed for contested environments

- Modular payload configurations supporting diverse mission requirements

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The companies expect to pursue U.S. Department of War and other government funding opportunities, while also evaluating commercial and public safety use cases.

Strategic Implications

The collaboration aligns with Aero Velocity’s broader AeroShield Alliance strategy to deliver integrated air-to-ground solutions across defense and infrastructure markets. For AC Future, the partnership represents an expansion into defense and government applications of its advanced mobility platform technologies.

The MDLV platform is expected to represent a new category of deployable drone infrastructure combining NDAA-compliant UAS systems with purpose-built mobile launch capability.

About BT Brands, Inc.

BT Brands, Inc. (Nasdaq: BTBD) is a multi-brand restaurant operator and developer of emerging business platforms. The Company has entered into a definitive merger agreement with Aero Velocity Inc., pursuant to which the combined company is expected to operate under the name “Aero Velocity Inc.” and trade on the Nasdaq Capital Market. The transaction is expected to close in 2026, subject to stockholder approvals and other customary closing conditions. wwwitsburgertime.com

About Aero Velocity

Aero Velocity, based in Cincinnati, Ohio, designs and manufactures American-made, NDAA-compliant UAVs and operates a Drones-as-a-Service (DaaS) platform. The company is a founding member of AeroShield Alliance, a consortium focused on AI, aerial systems, ISR, and workforce solutions supporting defense and public-sector missions. www.aerovelocity.com

About AC Future, Inc.

AC Future, headquartered in Irvine, California, develops advanced mobility and AI-powered platform technologies designed for flexible, sustainable living and deployment in complex environments. An award-winning innovator in the mobile vehicle space, AC Future received the 2026 CES Innovation Award for Vehicle Technology. www.acfuture.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the anticipated benefits of the partnership, the development and capabilities of the MDLV platform, the timing and completion of the proposed transaction between BT Brands and Aero Velocity, and the expected markets and opportunities for the combined company.

These forward-looking statements are generally identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “may,” “should,” “will,” “would,” and similar expressions. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including those described in BT Brands’ filings with the Securities and Exchange Commission (“SEC”).

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Forward-looking statements speak only as of the date of this release, and BT Brands undertakes no obligation to update them except as required by law.

Additional Information and Where to Find It

In connection with the proposed transaction between BT Brands and Aero Velocity, BT Brands has filed a registration statement on Form S-4, as amended, with the SEC. Investors and security holders are urged to read the registration statement, proxy statement/prospectus, and other relevant documents filed or to be filed with the SEC when they become available because they will contain important information about BT Brands, Aero Velocity, and the proposed transaction.

Investors and security holders may obtain free copies of these documents through the SEC’s website at www.sec.gov.

Participants in the Solicitation

BT Brands, Inc. and Aero Velocity Inc. and their respective directors and executive officers may be deemed participants in the solicitation of proxies from stockholders in connection with the proposed transaction. Additional information regarding these persons and their interests in the transaction is included in the Form S-4 and other relevant filings with the SEC.

No Offer or Solicitation

This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Investor Relations & Media Contact

BT Brands, Inc.

Kenneth Brimmer, Chief Financial Officer

kbrimmer@itsburgertime.com

612-414-5104

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